May 14, 1999

            Supplement to the Offer to Purchase, dated May 14, 1999,
                    made by KRF3 Acquisition Company, L.L.C.

     Since January 1, 1997, representatives of certain persons including Tensing L.L.C., a Delaware limited liability company ("Tensing"), Global Capital Management, Inc., a Delaware corporation ("Global") and Gramercy Park Investment, LP, a Delaware limited partnership ("Gramercy" and collectively with Tensing and Global, the "Investors"), initiated contact with the General Partners (as such term and other terms used herein are defined in the accompanying Offer to Purchase) or their affiliates requesting lists of the holders of Units in connection with the possible acquisition by such Investors of Units. The Purchaser does not believe that the Investors were acting in concert. These contacts resulted in the execution of agreements (as supplemented or amended as of the date hereof, the "Standstill Agreements") with the Investors named above which generally provide, among other things, that each Investor and its affiliates will not (i) acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than specified amounts (generally 5% but in no event more than 10%) of the securities of the Partnership, (ii) vote their interests in the Partnership on any issue other than in proportion to the votes of all other interest holders who vote on such issue, (iii) propose or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation or other similar transaction involving the Partnership, (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of the Partnership, (v) in certain circumstances sell, transfer or assign any Units to any person or entity not bound by the terms and conditions of the Standstill Agreement, subject to certain limited exceptions,
(vi) disclose any intention, plan or arrangement inconsistent with the terms of the relevant Standstill Agreement or (vii) loan money to, advise, assist or encourage any person in connection with any action restricted or prohibited by the terms of the relevant Standstill Agreement. The restrictions contained in the Standstill Agreements expire at various dates between 1999 and 2004.